Exhibit 10.6(e)

Execution Version

NEP GUARANTEE

among

NOBLE ENVIRONMENTAL POWER, LLC,
a Delaware limited liability company,
(Guarantor)

and

CREDIT SUISSE ENERGY LLC
(Party A)

Dated as of June 22, 2007

i

6.9	Integration of Terms	18
6.10	Notices	19
6.11	Interest; Collection Expenses; Set-Off	19
6.12	Counterparts	20
6.13	Termination	20

ii

This NEP GUARANTEE, dated as of June 22, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guarantee”), is entered into by and among NOBLE ENVIRONMENTAL POWER, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Guarantor”) and CREDIT SUISSE ENERGY LLC (“Party A”).

RECITALS

A.            Noble Environmental Power 2006 Hold Co, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Borrower”) intends to develop, construct, install, test, own, operate, maintain and use, in each case through its wholly-owned subsidiaries, (i) an approximately 100.5 MW wind powered electric generating facility located in Bliss, New York, (ii) an approximately 100.5 MW wind powered electric generating facility located in Clinton, New York, and (iii) an approximately 81 MW wind powered electric generating facility located in Ellenburg, New York (each, a “Project” and, collectively, the “Projects”), all as more particularly described in the Financing Agreement (hereinafter defined).

B.            In order to partially finance the development, construction, installation, testing, operation, maintenance and use of the Projects, Borrower has entered into that certain Financing Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), among Borrower, the financial institutions from time to time parties thereto (collectively, the “Lenders”), Dexia Crédit Local, New York Branch, as Lead Arranger, Joint Bookrunner, Technical and Documentation Agent, Co-Syndication Agent, LC Fronting Bank, and as Administrative Agent for the Lenders and HSH Nordbank AG, New York Branch, as Lead Arranger, Joint Bookrunner and Co-Syndication Agent, pursuant to which, among other things, Lenders have extended commitments to make loans and other financial accommodations to, and for the benefit of, Borrower.

C.            Borrower directly owns 100% of the equity interests of each entity (each, a “Project Company”) which owns each of the Projects.  Borrower will contribute to each Project Company certain proceeds and other financial accommodations obtained under the Financing Agreement for the development, construction, installation, testing, operation, maintenance and use of each of the Projects.

D.            Borrower and Party A have entered into that certain ISDA Master Agreement, the Schedule to the ISDA Master Agreement, the ISDA Credit Support Annex, and the Confirmation, each dated as of June 20, 2007, and the schedules, exhibits and annexes attached to any of the foregoing (as the same may be amended, modified or supplemented from time to time, the “Energy Hedge Agreement”), dated as of June 20, 2007, pursuant to which the Borrower and Party A may incur certain payment obligations in respect of each other.

E.             Guarantor indirectly owns 100% of the equity interests of Borrower and will derive substantial indirect benefit from the Energy Hedge Agreement.

F.             Guarantor has agreed to, among other things, guarantee the Guaranteed Obligations, as set forth herein.

G.            It is a condition precedent to the effectiveness of the Energy Hedge Agreement that the Guarantor shall have executed and delivered this Guarantee.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and to induce Party A to enter into the Energy Hedge Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor hereby agrees with Party A as follows:

ARTICLE I.
DEFINITIONS

1.1   Defined Terms.   The following terms (whether or not underscored) when used in this Guarantee, including its preamble and recitals, shall have the following meanings:

“Acceptable Cure Collateral” means either (i) cash, or (ii) a letter of credit (a) issued by a financial institution whose long-term senior unsecured debt is rated at least “A-” by S&P or “A3” by Moody’s, (b) naming Party A on behalf of the Lenders as the beneficiary and (c) containing other terms and provisions reasonably satisfactory to Party A, including provisions that (x) if no agreement for a renewal or replacement of such letter of credit has been made thirty (30) days prior to the date of expiry of such letter of credit, the stated amount of the letter of credit shall be drawn upon presentation of a sight draft by Party A and the proceeds thereof deposited into an account designated by Party A as security for the payment of the Guaranteed Obligations and (y) if the long-term senior unsecured debt rating of the financial institution that issues such letter of credit falls below the rating required in clause (a) above, Guarantor shall replace such letter of credit issued by such financial institution with a new letter of credit within fifteen (15) days following the date Borrower obtains Knowledge of such downgrade that meets the criteria set forth in (a), (b) and (c) above, and, if Guarantor does not deliver such new letter of credit by the end of such fifteen (15) day period, then Party A shall have the right to draw forthwith on the then existing letter of credit before its expiration and the proceeds thereof shall be deposited into an account designated by Party A as security for the payment of the Guaranteed Obligations.

“Affected Party” has the meaning given in the Energy Hedge Agreement.

“Agreed Net Worth Amount” has the meaning given in Section 4.1 (a).

“Borrower” has the meaning given in the preamble to this Guarantee.

“Defaulting Party” has the meaning given in the Energy Hedge Agreement.

“Dexia Guarantee” has the meaning given it Section 2.1(c) hereof.

“Energy Hedge Agreement” has the meaning given in the recitals of this Guarantee.

“Financing Agreement” has the meaning given in the recitals to this Guarantee.

“Guarantee” has the meaning given in the preamble to this Guarantee.

“Guaranteed Amount” means Fifteen Million Dollars ($15,000,000), less, from time to time, any amounts previously paid pursuant to this Guarantee.

“Guaranteed Obligations” has the meaning given in Section 2.1 (a).

“Guarantor” has the meaning given in the preamble to this Guarantee.

“Hedge Documents” means the documents listed in Schedule 1 of this Guarantee.

“Knowledge” means the actual (as distinct from constructive) knowledge of any Person, at the relevant time, who is a Responsible Officer of the Guarantor.

“Lenders” has the meaning given in the recitals to this Guarantee.

“Party A” has the meaning given in the preamble to this Guarantee.

“Specified Purposes” means payment of all or any portion of Project Costs to the extent the same have not been timely paid by Borrower (including through the use of Loan proceeds, funds available for such purpose in the Test Revenue Account, any contributions of equity, any available “contingency” under the Project Budgets, any insurance received in connection with Project Costs (to the extent permitted to be used for such purpose under the Financing Documents), liquidated damages and other damages received by Borrower (to the extent permitted to be used for such purpose under the Financing Documents)).

1.2   General Definitions.   Unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in this Guarantee, including its preamble and recitals, have the meanings provided in Exhibit A to the Financing Agreement.

1.3   Rules of Interpretation.   Unless otherwise provided herein, the rules of interpretation set forth in Exhibit A to the Financing Agreement shall apply to this Guarantee, including its preamble and recitals.

ARTICLE II.
GUARANTEE

2.1   Guarantee.

(a)         Subject to 2.1(c) below, Guarantor, as a primary obligor and not merely as surety, hereby, unconditionally and irrevocably guarantees to Party A (i) the payment, when demanded, from time to time in writing by Administrative Agent, in accordance with the provisions of this Guarantee hereinafter set forth of all amounts due and payable that, when aggregated as a sum, do not exceed the Guaranteed Amount, for the Specified Purposes, and (ii) the payment in full in cash of all reasonable costs and expenses incurred by Party A in enforcing payment of any portion of the Guaranteed Amount or the terms hereof, including, without limitation, reasonable fees and expenses of legal counsel (collectively, the “Guaranteed Obligations”).

(b)        Subject to 2.1(c) below, Guarantor agrees that if for any reason, and from time to time, Borrower shall fail to timely pay any portion of the Guaranteed Obligations, following receipt by Guarantor of a written notice from Party A specifying which payment(s) for or on account of (i) one or more components of the Specified Purposes have not been paid when due and the respective amount(s) thereof, and/or (ii) the costs and expenses described in clause (ii) of the definition of “Guaranteed Obligations” have not been paid and the respective amounts thereof, Guarantor shall promptly pay the same in immediately available funds, without regard to any exercise or non-exercise by Borrower, any other Noble Entity, Party A of any right, remedy, power or privilege under or in respect of the Energy Hedge Agreement or the Second Lien Collateral Documents, and that in the case of any extension of time of the payment of any of the

Guaranteed Obligations, the same will be promptly paid in full on the date required for such payment in accordance with the terms of such extension.

(c)         Notwithstanding Section 2.1(a) and Section 2.1(b) above, Party A acknowledges that the exercise of its rights and remedies with respect to this Guaranty shall be subject to the prior rights of the Senior Secured Parties pursuant to that certain Guarantee, dated as of June 22, 2007 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Dexia Guarantee”), between Guarantor and Dexia Crédit Local, New York Branch, as administrative agent, acting on behalf of and for the benefit of the Secured Parties.  The Guaranteed Obligations remain subordinate to the Obligations (as defined in the Financing Agreement) on the terms set forth in the Subordination Agreement (as defined in the Energy Hedge Agreement).  This Section 2.1(c) and the Subordination Agreement are solely for the benefit of the Senior Secured Parties (as defined in the Subordination Agreement) and shall confer no rights or benefits upon the Guarantor, the other Project Companies or the Borrower, provided that the foregoing shall in no way limit the rights or obligations of the Guarantor or Party A under this Guarantee or the Dexia Guarantee.

2.2   Guaranteed Obligations Absolute and Unconditional.

(a)         The obligations of Guarantor hereunder are primary obligations of Guarantor and are an absolute, unconditional, continuing and irrevocable guarantee of payment of the Guaranteed Obligations and not of collectibility, and are in no way conditioned on or contingent upon any attempt to enforce in whole or in part Borrower’s, any other guarantor’s, any other Noble Entity’s or any other Person’s liabilities and obligations to Party A.  Each failure by Guarantor to pay any portion of the Guaranteed Obligations shall give rise to a separate cause of action herewith, and separate suits may be brought hereunder as each cause of action arises.

(b)        Party A may, at any time and from time to time (whether or not after revocation or termination of this Guarantee) without the consent of or notice to Guarantor, except such notice as may be required by this Guarantee, the Energy Hedge Agreement or the Second Lien Collateral Documents or any Legal Requirement which cannot be waived, without incurring responsibility to Guarantor, without affecting, impairing or releasing the obligations of Guarantor hereunder, upon any terms or conditions and in whole or in part:

(i)            change the manner, place and terms of payment of, or renew or alter, any portion of the Guaranteed Obligations, or any obligations and liabilities (including any of those hereunder) incurred in respect thereof or hereof, or in any manner modify, amend or supplement the terms of the Energy Hedge Agreement and the Second Lien Collateral Documents (other than any such document to which Guarantor is a party) or any documents, instruments or agreements executed in connection therewith, or extend further credit in any manner whatsoever to the Borrower, in each case described in this subsection (i) with the consent of the relevant Noble Entity or Noble Environmental party thereto (in each case, as and to the extent required by the applicable document), and the guarantees herein made shall apply to the Guaranteed Obligations or such other obligations as changed, extended, renewed, modified, amended, supplemented or altered in any manner;

(ii)           exercise, in each case, in accordance with the Energy Hedge Agreement and the Second Lien Collateral Documents to which Party A is a party, or refrain from exercising any rights against Borrower or others (including any guarantor of any part of the Guaranteed Obligations);

(iii)          add or release any other guarantor from its obligations;

(iv)          settle or compromise any Guaranteed Obligations or any obligations and liabilities (including any of those hereunder) incurred in respect thereof or hereof  in a commercially reasonable manner, and subordinate the payment of all or any part thereof to the payment or performance of any obligations and liabilities which may be due to Party A or others;

(v)           upon the occurrence and during the continuance of an Event of Default where the Borrower is the Defaulting Party or the Affected Party, sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property by whomsoever pledged or mortgaged to secure or howsoever securing the Guaranteed Obligations or any liabilities or obligations (including any of those hereunder) incurred in respect thereof or hereof in accordance with the Energy Hedge Agreement and the Second Lien Collateral Documents to which Party A is a party;

(vi)          apply any sums by whomsoever paid or howsoever realized to any obligations and liabilities of Borrower or any other Noble Entity to Party A under the Energy Hedge Agreement and the Second Lien Collateral Documents in the manner provided therein regardless of what obligations and liabilities remain unpaid;

(vii)         consent to or waive any breach of, or any act, omission or default under, the Energy Hedge Agreement or the Second Lien Collateral Documents or otherwise amend, modify or supplement (with the consent of the relevant Noble Entity or Noble Environmental party thereto, as and to the extent required by such documents) the Energy Hedge Agreement or the Second Lien Collateral Documents (other than any such document to which the Guarantor is a party); and/or

(viii)        act or fail to act in any manner referred to in this Guarantee which may deprive Guarantor of its right to subrogation against Borrower or any other Noble Entity to recover full indemnity for any payments made pursuant to this Guarantee or of its right of contribution against any other party;

provided, however, that in connection with the exercise of any of the rights detailed in this Section 2.2(b), in no case shall the Party A take any action that would increase the amount of any component of the Specified Purposes from that which was payable by the Borrower prior to such action, without the prior consent of the Guarantor; and provided further, for the avoidance of doubt, the Party A may exercise remedies when and as they are available to it under the Energy Hedge Agreement and the Second Lien Collateral Documents that decrease the amount of money available to pay for such components.

(c)         No invalidity, irregularity or unenforceability of the Guaranteed Obligations or invalidity, irregularity, unenforceability or non-perfection of any security interest in any Collateral therefore, shall affect, impair or be a defense to this Guarantee.

(d)        This is a continuing guarantee and all Guaranteed Obligations to which this Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  In the event that, notwithstanding the provisions of Section 2.2(a) above, this Guarantee shall be deemed revocable in accordance with any Legal Requirement, then any such revocation shall become effective only upon receipt by Party A of written notice of revocation signed by Guarantor and in accordance with such Legal Requirement.  To the extent permitted by any Legal Requirement, no revocation or termination hereof shall affect, in any manner, rights arising under this Guarantee with respect to the Guaranteed Obligations (i) arising prior to receipt by Party A of written notice of such revocation or termination or (ii) arising as a result of an Event of Default where the Borrower is the Defaulting Party or the Affected Party under the Energy Hedge Agreement or any Second Lien Collateral Document occurring by reason of the revocation or termination of this Guarantee or the breach by Guarantor of its obligations hereunder.

2.3   Limitation on Amount Guaranteed.

Anything contained in this Guarantee to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of Guarantor under this Guarantee, such obligations of Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1   Guarantor Representations and Warranties.  Guarantor makes the following representations and warranties to and in favor of Party A, as of the date hereof (except that any representations and warranties in this Article III which relate expressly to another date shall be deemed made only as of such date).  All of the following representations and warranties shall survive until all applicable statutes of limitation (including any extensions thereof) have expired.

(a)         Guarantor (i) is a limited liability company duly constituted, validly existing and in good standing under the laws of the State of Delaware and (ii) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary.  Guarantor has all requisite power to carry on its business as now being conducted and as proposed to be conducted by it, and has the requisite power and authority to execute, deliver and perform this Guarantee.

(b)        Guarantor has duly authorized, executed and delivered this Guarantee, and neither Guarantor’s execution and delivery of this Guarantee nor its compliance with the terms hereof (i) conflicts with or constitutes a default under or results in the violation of (aa) any Legal Requirement applicable to or binding on Guarantor or any of its properties or on the Projects, except any of the foregoing that could not reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee, or (bb) the provisions of the Organizational Documents of Guarantor; (ii) constitutes a default under or results in the violation of the provisions of any Project Document or any indenture, mortgage, deed of trust, or agreement or other instrument, in each case, to which Guarantor is a party or by which it or any of its properties or assets is bound (except such default or violation which could not reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee); (iii) results in or requires the creation or imposition of (or the obligation to create or impose) any lien upon any of its property or assets except such as could not reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee; or (iv) results in the acceleration of any of its debt or obligations, except such as could not reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee.  The execution, delivery and performance by Guarantor of this Guarantee does not require the approval or consent of any holder or trustee of any debt or other obligations of Guarantor which has not been obtained, except any such approval or consent that could be obtained when needed or if the lack of such approval or consent could not reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee.

(c)         This Guarantee is a legal, valid and binding obligation of Guarantor under the laws of the State of New York, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

(d)        Guarantor is in material compliance with and not in default under Guarantor’s Organizational Documents.

(e)         Guarantor is not in material default or in material breach of any representation or warranty made by Guarantor under any agreement relating to any obligations of Guarantor for or with respect to borrowed money, except such as could not reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee.

(f)         (i) Guarantor has filed, or has caused to be filed, all federal, state and local tax returns that it is required to file, has paid or has caused to be paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings and other than de minimis Taxes that Guarantor has no knowledge of and which it shall pay promptly upon its knowledge of non-payment), except if any such failure to file or pay could not reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee.

(ii)           Guarantor is not a party to any tax sharing agreement with any Person (including with any Affiliate of Guarantor), except any tax sharing agreement that could not reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee.

(g)        There are no pending or, to Guarantor’s Knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which Guarantor is a party or is subject, or by which any of its properties are bound, which, if adversely determined, could reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee.

(h)        Neither Guarantor nor any Subsidiary of Guarantor is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

(i)          No consent, approval or authorization of, or registration or filing with, any Governmental Authority is required in connection with the execution of this Guarantee or the performance by Guarantor of its obligations hereunder that has not been obtained or could not reasonably be expected to be obtained when needed, except if the effect of not having such consent, approval or authorization could not reasonably be expected to result in a material adverse effect on the ability of Guarantor to meet its obligations under this Guarantee.

(j)          The financial statement of Guarantor dated as of December 31, 2006, a copy of which is attached as Annex A hereto, is true and correct and fairly presents in all material respects the financial condition of Guarantor as of the date thereof.  Such financial statement has been prepared in accordance with GAAP as properly applied, subject to normal year-end adjustments and lack of footnotes.  There are no material liabilities, direct or contingent, of Guarantor, except as has been disclosed in such financial statement or pursuant to the Energy Hedge Agreement or the Second Lien Collateral Documents or otherwise disclosed in writing to Party A prior to the date hereof or the date of such delivery, if later.  Since December 31, 2006, there has been no material change in the financial condition of Guarantor from that reflected in the financial statement attached as Annex A hereto, except as otherwise disclosed in writing to Party A prior to the date hereof.

ARTICLE IV.
COVENANTS

Guarantor hereby covenants and agrees that, until this Guarantee shall terminate in accordance with (and subject) to the provisions of Section 6.13 hereof, it will perform, comply with and be bound by all of the following agreements and covenants:

4.1   Guarantor Covenants.

(a)         Guarantor will at all times maintain a net worth in an amount not less than $144,700,000, which is shown as Guarantor’s net worth on Guarantor’s financial statement dated as of December 31, 2006, a copy of which is attached as Annex A hereto (the “Agreed Net Worth Amount”).

(b)        Guarantor shall, on a monthly basis, not later than forty five (45) days following the end of each calendar month from and after the date hereof, deliver to Party A, in form and detail reasonably satisfactory to Party A, financial statements of and prepared by Guarantor, including a balance sheet and a statement of income and cash flow, together with a certificate signed by the natural person who is a financial officer or managing member of Guarantor, certifying that such financial officer or managing member has reviewed such financial statements and that such financial statements (i) are true and correct and fairly present in all material respects the financial condition of Guarantor as of the date thereof and (ii) have been prepared in accordance with GAAP as properly applied.

(c)         In the event either (i) Guarantor shall fail to deliver the financial statements and certificate described in Section 4.1(b) above by the date required in said Section 4.1(b) or (ii) any financial statement and certificate delivered pursuant to Section 4.1(b) above shall fail to show that Guarantor’s net worth continues to meet, or exceed, the Agreed Net Worth Amount, Guarantor shall, not later than fifteen (15) days following the deadline for the delivery of the financial statements and certificate described in Section 4.1(b) above, cure such failure or deliver to Party A the Acceptable Cure Collateral.  The Acceptable Cure Collateral shall be in an amount equal to the shortfall between the net worth of Guarantor reflected on the financial statement delivered by Guarantor to Party A in such calendar month and the Agreed Net Worth Amount, and the amount of the Acceptable Cure Collateral delivered to Party A shall be increased or decreased each calendar month to reflect any variance between the net worth of Guarantor reflected on the current month’s financial statement and the Agreed Net Worth Amount.  Any Acceptable Cure Collateral delivered to Party A consisting of cash shall be deposited into an account designated by Party A as security for the payment of the Guaranteed Obligations.

ARTICLE V.
SUBORDINATION; SUBROGATION; ETC.

5.1   Taxes. Except as otherwise required by applicable Legal Requirements, each payment required to be made by Guarantor hereunder shall be made without deduction or withholding for or on account of Indemnified Taxes and shall not be less than the amounts otherwise specified to be paid under this Guarantee.  If any deduction or withholding is required by applicable Legal Requirements, Guarantor shall, upon notice thereof from Party A, pay the amount required to be deducted or withheld to the appropriate authorities in accordance with applicable Legal Requirements and in the case of any such deduction or withholding, forthwith pay to Party A such additional amount as may be necessary to ensure that the net amount actually received by Party A is free and clear of such Indemnified Taxes including any Indemnified Taxes on such additional amount, and is equal to the amount that the Party A would have received had there been no such deduction or withholding. The Guarantor shall not be liable to gross up payments pursuant to this Section 5.1 if the Borrower would not have had to gross up such payments had the Lender collected such payments from the Borrower.

5.2   Subordination.    Except as otherwise specifically provided in this Guarantee, all existing and future indebtedness of, or other obligations owed by the Borrower or any other Noble Entity to Guarantor is hereby subordinated to all Guaranteed Obligations.  Without the prior written consent of Party A, such subordinated indebtedness (including interest thereon) shall not be paid or withdrawn in whole or in part, nor shall Guarantor accept any payment of or on account of any such indebtedness while this Guarantee is in effect.  Any payment by the Borrower or any other Noble Entity in violation of this Guarantee shall be received by Guarantor in trust for Party A, and Guarantor shall cause the same to be paid to Party A promptly upon demand by Party A on account of the Guaranteed Obligations.  Guarantor shall not assign all or any portion of such indebtedness while this Guarantee remains in effect except upon prior written notice to Party A by which and pursuant to an agreement under which the assignee of any such indebtedness agrees that the assignment is made subject to the terms of this Guarantee, and that any attempted assignment of such indebtedness in violation of the provisions hereof shall be void.

5.3   Waiver.    Guarantor hereby unconditionally and irrevocably waives and relinquishes, to the maximum extent permitted by applicable Legal Requirements, all rights and remedies accorded to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies including:

(a)         any right to require Party A to proceed against Borrower, any other Noble Entity or any other Person or to proceed against or exhaust any security held by Party A at any time or to pursue any other remedy in Party A’s power before proceeding against Guarantor;

(b)        any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of Guarantor or any other guarantor of any portion of the Guaranteed Obligations, Borrower, any other Noble Entity or any other Person or the failure of Party A to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of such other guarantor, Borrower, any other Noble Entity or any other Person;

(c)         promptness, diligence, demand, presentment, protest and notice of any kind (except as specifically required pursuant to this Guarantee, the Energy Hedge Agreement, or the Second Lien Collateral Documents to which Party A is a party) including notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Borrower, any other Noble Entity, Party A, any endorser or creditor of the foregoing or on the part of any other Person under this or any other instrument in connection with any obligation or evidence of indebtedness held by Party A as collateral or in connection with any portion of the Guaranteed Obligations;

(d)        any defense based upon an election of remedies by Party A, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of Guarantor, the right of Guarantor to proceed against Borrower, any other Noble Entity or another Person for reimbursement, or both;

(e)         any defense based on any offset against any amounts which may be owed by any Person to Guarantor for any reason whatsoever;

(f)         any defense based on any failure to act, delay or omission whatsoever on the part of Borrower or any of its Affiliates or the failure by Borrower or any of its Affiliates to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Energy Hedge Agreement, Project Documents or any Second Lien Collateral Document;

(g)        any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(h)        any defense, setoff or counterclaim which may at any time be available to or asserted by Borrower or any of its Affiliates against Party A based on or related to the bankruptcy or insolvency of Borrower or any of its Affiliates;

(i)          any defense based on any change in the time, manner or place of any payment or performance under, or in any other term of, the Energy Hedge Agreement, Project Documents or any Second Lien Collateral Document, or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Energy Hedge Agreement, Project Documents or any Second Lien Collateral Document, in each case, as such change, amendment, renewal, extension, acceleration, compromise, waiver, consent or departure has been consented to by the applicable Noble Entity party thereto if required by the Energy Hedge Agreement, Project Documents or any Second Lien Collateral Document (other than this Guarantee); provided, however, that in connection with any waiver of the defenses detailed in this Section 5.3(i), in no case shall the Party A take any action that would increase the amount of any component of the Specified Purposes from that which was payable by the Borrower prior to such action, without the prior consent of the Guarantor; and provided further, for the avoidance of doubt, the Party A may exercise remedies when and as they are available to it under the Hedge Documents that decrease the amount of money available to pay for such components;

(j)          the fact that Guarantor may at any time in the future dispose of its indirect ownership interest in Borrower;

(k)         any right to assert the bankruptcy or insolvency of Borrower or any other Person as a defense hereunder or as the basis for rescission hereof and any defense arising because of Party A’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code; and

(l)          any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code.

5.4   Subrogation.    Until this Guarantee is terminated in accordance with Section 6.13 below, (a) Guarantor shall not exercise any right of subrogation or enforce any remedy which Party A now may have or may hereafter have against Borrower or any other Noble Entity, and, except as provided below, will not claim the benefit of any rights to, or seek to participate in, any security now or hereafter held by Party A from Borrower or any other Noble Entity, and (b) Guarantor shall not enforce any claim, right or remedy which Guarantor may now have or may hereafter acquire against Borrower or any other Noble Entity that arises hereunder, from the existence or enforcement of this Guarantee or from the performance by Guarantor hereunder (including any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Party A against Borrower or any other Noble Entity, or any security which Party A now may have or may hereafter acquire for any portion of the

Guaranteed Obligations), whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

5.5   Bankruptcy.    Until this Guarantee is terminated in accordance with Section 6.13:

(a)         to the extent permitted under applicable Legal Requirements, Guarantor shall not, without the prior written consent of Party A (such consent not to be unreasonably withheld or delayed), commence, or join with any other Person in commencing, any bankruptcy, reorganization, or insolvency proceeding against Borrower or any other Noble Entity.  The obligations of Guarantor under this Guarantee shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of Borrower, any other Noble Entity or any Affiliate thereof, or by any defense which Borrower, any other Noble Entity or any Affiliate thereof may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding;

(b)        Guarantor shall file, in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law, all claims which Guarantor may have against Borrower or any other Noble Entity relating to any indebtedness of Borrower or any other Noble Entity to Guarantor, and hereby assigns to Party A all rights of Guarantor thereunder up to the Guaranteed Amount.  If Guarantor does not file any such claim, Party A, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Party A’s discretion, to assign the claim to a nominee and to cause proofs of claim to be filed in the name of Party A’s nominee.  The foregoing power of attorney is coupled with an interest and cannot be revoked.  Party A or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to take.  In all such cases, whether in administration, bankruptcy or otherwise, Guarantor hereby authorizes the person authorized to pay such a claim to pay the same to Party A to the extent of any Guaranteed Obligations which then remain unpaid or unperformed, and, to the full extent necessary for that purpose, Guarantor hereby assigns to Party A all of Guarantor’s rights to all such payments or distributions to which Guarantor would otherwise be entitled up to the Guaranteed Amount; provided, however, that Guarantor’s obligations hereunder shall not be satisfied except to the extent that Party A receives cash by reason of any such payment or distribution.  If Party A receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guarantee; and

(c)         Guarantor hereby irrevocably waives, to the extent it may do so under applicable Legal Requirements, any protection to which it may be entitled under Sections 365(c)(l), 365(c)(2) and 365(e)(2) of the Bankruptcy Law or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any Bankruptcy Event with respect to Borrower or any other Noble Entity.  Specifically, in the event that the trustee (or similar official) in a Bankruptcy Event with respect to Borrower or any other Noble Entity or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of Borrower or any other Noble Entity under this Guarantee, the Energy Hedge Agreement or any Second Lien Collateral Document), Guarantor shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Guarantee, the Energy Hedge Agreement or any Second Lien Collateral Document is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(l), 365(c)(2) or 365(e)(2) of the Bankruptcy Law, or equivalent provisions of the law or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import.  If a Bankruptcy Event with respect to Borrower or any other Noble Entity shall occur, Guarantor agrees, after the occurrence of such Bankruptcy Event, to reconfirm in writing, to the extent permitted by applicable Legal Requirements, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(l), 365(c)(2) and 365(e)(2) of the Bankruptcy Law or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings, or any successor provision of law of similar import and, to give effect to such waiver, Guarantor consents to the assumption and enforcement of each provision of this Guarantee, the Energy Hedge Agreement and any other Second Lien Collateral Document by the debtor-in-possession or Borrower’s or any other Noble Entity’s trustee in bankruptcy, as the case may be.

5.6   Reinstatement.    This Guarantee and the obligations of Guarantor hereunder shall continue to be effective or be automatically reinstated, as the case may be, if and to the extent that for any reason any payment by or on behalf of Guarantor in respect of any portion of the Guaranteed Obligations is rescinded or otherwise restored to Guarantor, Borrower or any other Noble Entity, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, in each case as if such payment had not been made, and Guarantor agrees that it will indemnify Party A and its respective successors and assigns, on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by Party A and its respective successors and assigns in connection with any such rescission or restoration.

ARTICLE VI.
MISCELLANEOUS

6.1   Successions or Assignments.

(a)         This Guarantee shall inure to the benefit of the successors or permitted assigns of Party A who shall have the rights of Party A hereunder.

(b)        This Guarantee is binding upon Guarantor and its successors and permitted assigns.  Guarantor may not assign any of its obligations hereunder without the prior written consent (such consent not to be unreasonably withheld or delayed) of Party A (and any purported assignment in violation of this Section shall be void).

6.2   Other Waivers.

(a)         No partial or single exercise on the part of Party A of any of its rights hereunder or in connection herewith, with or without notice to Guarantor or any other Person, shall constitute a waiver of any rights or shall affect or impair this Guarantee.

(b)        PARTY A AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS GUARANTEE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF PARTY A OR GUARANTOR.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR  PARTY A TO ACCEPT THIS GUARANTEE AND ENTER INTO THE ENERGY HEDGE AGREEMENT.

(c)         Guarantor hereby irrevocably waives, to the extent it may do so under applicable Legal Requirements, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against Guarantor for specific performance of this Guarantee by Party A or for its benefit by a receiver, custodian or trustee appointed for Guarantor or in respect of all or a substantial part of its assets under the bankruptcy or insolvency laws of any jurisdiction to which Guarantor or its respective assets are subject.

6.3   Headings.  Paragraph headings and a table of contents have been inserted in this Guarantee as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Guarantee and shall not be used in the interpretation of any provision of this Guarantee.

6.4   Remedies Cumulative.    Each and every right and remedy of Party A hereunder shall be cumulative and shall be in addition to any other right or remedy given hereunder or under the Energy Hedge Agreement or any Second Lien Collateral Document, or now or hereafter existing at law or in equity.

6.5   Severability.    In case any one or more of the provisions contained in this Guarantee should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

6.6   Amendments.    Notwithstanding anything to the contrary herein, this Guarantee may be amended, waived or otherwise modified only with the written consent of the parties hereto and otherwise in accordance with the Energy Hedge Agreement.

6.7   Jurisdiction.    Party A and Guarantor agree that any legal action or proceeding by or against Guarantor or with respect to or arising out of this Guarantee may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Party A may elect.  By execution and delivery of this Guarantee, Party A and Guarantor accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Party A and Guarantor irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Party A or Guarantor, as the case may be, at their respective addresses for notices as specified herein or under the Energy Hedge Agreement and that such service shall be effective five (5) Banking Days after such mailing.  Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of Party A or Guarantor to bring legal action or proceedings in any other competent jurisdiction.  Party A and Guarantor hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Guarantee, the Energy Hedge Agreement or any Second Lien Collateral Document brought before the foregoing courts on the basis of forum non-conveniens.

6.8   Governing Law.    THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

6.9   Integration of Terms.    This Guarantee and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof.  In the event of any conflict between the terms, conditions and provisions of this Guarantee and any such agreement, document or instrument, the terms, conditions and provisions of this Guarantee shall prevail.

6.10  Notices.    All notices required or permitted under the terms and provisions hereof shall be in writing and any such notice shall be effective if given in accordance with the provisions of the Energy Hedge Agreement.  Notices to Guarantor may be given at the following address (or such other address as notified by Guarantor to Party A in writing):

Noble Environmental Power, LLC

8 Railroad Ave

Suite 8, Second Floor

Essex, CT 06426

Attn: Vice President of Asset Management

Fax: (860)767-7041

6.11  Interest; Collection Expenses; Set-Off.

(a)         If any amounts required to be paid by Guarantor under this Guarantee remain unpaid after such amounts are due, Guarantor shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate (or the maximum rate permitted by applicable Legal Requirements, whichever is less); provided, however, that Guarantor shall have no obligation to pay such interest in duplication of any interest that has accrued on such unpaid Guaranteed Obligations.  Party A shall give notice to Guarantor that such fees or other amounts remain unpaid after same are due, but the failure to give such notice shall not affect either the accrual of interest on such amounts at the Default Rate (or the maximum rate permitted by applicable Legal Requirements, whichever is less) nor the Guarantor’s obligation to pay such amounts and such interest.

(b)        In addition to any rights now or hereafter granted under applicable Legal Requirements or otherwise, and not by way of limitation of any such rights, upon the failure of Guarantor to make any payment as required hereunder, Party A is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Guarantor, Borrower or to any other Person, except as specifically provided in this Guarantee, the Energy Hedge Agreement or in the Second Lien Collateral Documents, any such further or additional notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Party A to or for the credit or the account of Guarantor, against and on account of the obligations of Guarantor under this Guarantee; provided, however, that Party A shall notify Guarantor of any such setoff, appropriation or application promptly thereafter.

6.12  Counterparts.    This Guarantee may be executed in one or more counterparts and by facsimile and when signed by all of the parties listed below shall constitute a single binding agreement.

6.13  Termination.    Subject to Section 5.6, this Guarantee and all of the obligations of Guarantor hereunder shall terminate on the earliest to occur of (a) the date that each of the following events has occurred (i)  the Term-Conversion Date has occurred; (ii) all Project Costs have been paid in full; and (iii) either all Permitted Completion Costs have been paid in full or the Permitted Completion Amount has been deposited in the Completion Reserve Account; and (b) the date of the payment in full of all of the Guaranteed Obligations in accordance with the terms hereof.  Upon the termination of this Guarantee in accordance with the foregoing, Party A shall reassign promptly back to Guarantor any and all rights and interests that such Guarantor may have assigned to Party A hereunder and shall promptly notify Guarantor of the termination of this Guarantee.

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IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Guarantee to be duly executed and delivered as of the date first above written.

NOBLE ENVIRONMENTAL POWER, LLC, as Guarantor

By:	/s/ Charles C. Hinckley
Name: Charles C. Hinckley
Title: Chief Executive Officer

CREDIT SUISSE ENERGY LLC, as Party A

By:	/s/ Marisa Scauzillo
Name: Marisa Scauzillo
Title: Authorized Signatory